Exhibit 99.1
Maggie Yuen Appointed Chief Financial Officer Of Penumbra
Following the Promotion of Sri Kosaraju to President in August, Maggie Yuen will assume responsibilities as chief financial officer and Lambert Shiu will become chief accounting officer.

ALAMEDA, Calif., November 25, 2019 (PRNewswire) - Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today announced the appointment of Maggie Yuen as CFO of Penumbra, effective December 2, 2019.

Ms. Yuen is a seasoned executive with more than 20 years of experience scaling finance organizations, processes, and infrastructure within the Manufacturing, Medical Devices, and Life Science industries. Over the course of her career, she has developed financial and operational expertise at both multi-billion dollar public companies and entrepreneurial start-up ventures. Most recently, Ms. Yuen was at Thermo Fisher Scientific, Inc. (NYSE: TMO) serving as Vice President, Finance of the Genetic Science Division where she directed finance operations, strategic planning and BD activities, among a number of other executive functions.

“We are excited to welcome a leader of Maggie’s caliber to Penumbra. She brings key experience and capabilities that will complement our team as we continue to expand our markets, penetration, and global presence,” said Sri Kosaraju, President of Penumbra.

“I am looking forward to joining the team at Penumbra, a company with a rich history of innovation and a very promising future for positive patient impact,” said Ms. Yuen. “I am excited to work alongside the Penumbra leadership team and contribute to the Company’s initiatives to drive future growth and value for its stakeholders.”

“Our team has been a critical part of our growth, and developing, retaining, and attracting talent is important to executing on our strategy. Today’s announcement, and the addition of Maggie to our team, embodies the best of Penumbra - it is an important step forward in continuing to build our organization and our company. I am excited for Maggie and also for the broader Penumbra team,” said Adam Elsesser, Chairman and CEO of Penumbra.

Concurrent with Ms. Yuen’s appointment, Sri Kosaraju, who served in the role of President and CFO prior to this appointment, will continue in his role as President. At the same time, Lambert Shiu, who joined Penumbra in 2015 prior to the company’s IPO and most recently served as VP of Finance, will be promoted to chief accounting officer.

About Maggie Yuen
Ms. Yuen is a seasoned executive who brings to Penumbra more than 20 years of progressive leadership experience driving scalable finance organizations, processes and infrastructure utilizing broad-based experience in FP&A, cost accounting, external audit management, treasury, M&A integration, general accounting, global consolidation, and FX hedging in the Manufacturing, Medical Devices, and Life Science industries.

She most recently served as Vice President, Finance of the Genetic Science Division within Thermo Fisher Scientific, Inc., a $2 billion revenue business in instrument platforms, cloud-based software, content and services. In her role she directed finance operations, annual planning, strategic planning, investments and business development activities. Prior to Thermo Fisher, Ms. Yuen held leadership positions with increasing responsibility at Mirion Technologies, and senior finance roles at Boston Scientific, Glu Mobile, and Johnson & Johnson.

Ms. Yuen was recognized by the California Diversity Council as a Top Female Executive and received the Most Powerful & Influential Women Award for undeniable leadership, commitment to community well-being and significantly impacting company revenues and profitability. She graduated with a BS in Accounting from Case Western Reserve University and received her Master of Accountancy and MBA from the Weatherhead School of Management.

About Penumbra

Penumbra, Inc., headquartered in Alameda, Calif., is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets innovative products and has a broad portfolio that addresses challenging medical conditions and significant clinical needs across two major markets, neuro and vascular. Penumbra sells its products to hospitals primarily through its direct sales organization in the United States, most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra and the Penumbra P logo are trademarks of Penumbra, Inc. For more information, visit www.penumbrainc.com.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2018. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.

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